Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity Incentive Plan, the 2018 Employee Stock Purchase Plan and the 2012 Equity Incentive Plan of Allakos Inc. of our report dated April 10, 2018 (except for the first paragraph of Note 2 and for Note 13, as to which the date is July 9, 2018), with respect to the financial statements of Allakos Inc. for the years ended December 31, 2016 and 2017, included in the Registration Statement (Form S-1 No. 333-225836) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

July 19, 2018